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Exhibit 5.1

13 January 2005	Our Ref: A344

THE BOARD OF DIRECTORS OF
APEX SILVER MINES LIMITED
c/o Walkers SPV Limited
PO Box 908GT
Walker House
Mary Street
George Town
Grand Cayman
Cayman Islands

Re: Apex Silver Mines Limited

Dear Sirs:

        We have acted as Cayman Islands counsel for Apex Silver Mines Limited, a Cayman Islands exempted limited liability company (the "Company") in connection with the filing of Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of the Company's $139,987,000 4.0% Convertible Senior Subordinated Notes due 2024 (the "Notes") issued in a private placement in October and December 2004 and 4,891,229 ordinary shares, par value $.01 per share, of the Company (the "Ordinary Shares"), issuable upon conversion of the Notes, plus an indeterminate number of additional Ordinary Shares that may be issued from time to time upon conversion of the Notes as a result of antidilution adjustments, in circumstances described in the Registration Statement.

        For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 hereto. In giving this opinion we have relied upon the assumptions set out in Schedule 2 and the qualification set out in Schedule 3 hereto, which we have not independently verified.

        We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the documents nor upon the commercial terms of the transactions contemplated by the documents.

        Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the law of the Cayman Islands:

1.
With respect to each of the Ordinary Shares, when (i) the Board of Directors of the Company or a committee thereof properly empowered (such Board of Directors or committee being hereinafter referred to as the "Apex Board") has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Ordinary Shares and related matters, and (ii) entries have been made in the Register of Members of the Company and certificates representing the Ordinary Shares have been duly executed, countersigned, registered and delivered (a) for consideration approved by the Apex Board or (b) upon consideration by way of conversion or exercise of any other security issued by the Company in accordance with the terms of such security or the instrument governing such security providing for such conversion or exercise as approved by the Apex Board, the Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

Yours faithfully

Walkers

Exhibit 5.1

SCHEDULE 1

1.
The Memorandum and Articles of Association of the Company dated 3 October 1997;

2.
The Registration Statement; and

3.
Such other documents as we have considered necessary for the purposes of rendering this opinion.

SCHEDULE 2
Assumptions

        This opinion is given based upon the following assumptions:

1.
Payment in full for the Ordinary Shares will be received by the Company.

2.
The Memorandum and Articles of Association reviewed by us are the Memorandum and Articles of Association of the Company in force at the date hereof.

3.
The copies of the minute book, Register of Members, Register of Directors and Register of Officers, Register of Mortgages and Charges, Certificate of Incorporation, and Memorandum and Articles of Association of the Company examined by us on 13 January 2005 at its registered office are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

4.
The Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman at 10:00 a.m., Cayman Islands time, on 13 January 2005, covering the period six years prior to the date of search constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

SCHEDULE 3
Qualifications

        The opinions hereinbefore given are subject to the following qualification:

1.
The authorised capital of the Company is 75,000,000 ordinary shares and additional shares may not be issued above this amount without the passing of a resolution of the shareholders of the Company to increase the authorised share capital.

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  Exhibit 5.1